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                                                                                                                   Exhibit 11





                                                           PORTEC, Inc.

                                         COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK



Computations for Statements of Income                           1997              1996             1995
   Basic earnings per share:
     Income from continuing operations                        $ 1,172,000       $3,583,000        $2,264,000
     Income from discontinued operations                        2,866,000        3,308,000           634,000
     Gain on disposal of discontinued operations                 11,263,000        -                 -
     Net income                                                 $15,301,000     $6,891,000        $2,898,000

     Average shares of common stock outstanding                    4,376,963     4,329,761         4,296,466

     Basic earnings per share:
       Income from continuing operations                            $0.27            $0.83             $0.53
       Income from discontinued operations                           3.23             0.76              0.15
       Basic earnings per share                                     $3.50            $1.59             $0.67

   Diluted earnings per share:
     Average shares of common stock outstanding                    4,376,963     4,329,761         4,296,466

     Incremental common shares applicable to stock
       options based on the average market price
       during the period                                              162,338      246,597           300,003

     Average common shares assuming full dilution                   4,539,301    4,576,358         4,596,469

     Diluted earnings per share:
       Income from continuing operations                               $0.26       $0.78             $0.49
       Income from discontinued operations                              3.11        0.72              0.14
       Basic earnings per share                                        $3.37       $1.50             $0.63

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